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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                               December [7], 2006
                Date of Report (Date of earliest event reported)

                        ELECTRONIC CONTROL SECURITY INC.
             (Exact name of registrant as specified in its charter)

           New Jersey               0-30810               22-2138196
 (State or other jurisdiction     (Commission           (IRS Employer
       of incorporation)            File No.)         Identification No.)

                   790 Bloomfield Avenue, Building C, Suite 1
                            Clifton, New Jersey 07012


          (Address of principal executive offices, including zip code)

       Registrant's telephone number, including area code: (973) 574-8555




Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR
    230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
    240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))


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ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

     On December [7], 2006 Electronic Control Security Inc. (the "Company") and Hyundai Syscomm Corp., a California corporation ("Hyundai"), entered into a Memorandum of Understanding pursuant to which the parties have agreed to enter into the following transactions (collectively, the "Transactions"):

     o A sub-contract from Hyundai or one of its affiliates to the Company (the "Systems Sub-Contract") to provide up to two million dollars ($2,000,000) of video surveillance systems (the "Systems") specified and integrated according to the specifications to be provided in the sub-contract.

     o A sub-contract from Hyundai or one of its affiliates to the Company (the "Asian Sub-Contract," and, together with the Systems Sub-Contract, the "Sub-Contracts") to provide security worthy assets in Asia on terms beneficial to both parties. Under the MOU Hyundai agreed to guaranty Company gross revenues on or prior to June 30, 2008 of at least twenty three million dollars ($23,000,000) from the Asia Sub-Contract, provided that the Company performs its Asia Sub-Contract obligations in a timely and efficient manner.

     o The issuance to Hyundai over time of up to fifty percent (50%) of the common stock, par value $0.001 (the "Common Stock") of the Company, with the timing and amount of the issuance of shares being tied to the gross profit generated from the Sub-Contracts. Unless otherwise agreed by the parties in the definitive agreements, the Company would be credited with seventy percent (70%) of such gross profits and Hyundai would be credited with thirty percent (30%) of such gross profits. Hyundai may at its election take its thirty percent (30%) of Gross Profits in the form of cash or in the form of the Company's Common Stock valued at fifty eight cents ($.58) per share ("Sub-Contract Shares"); provided, however, that Sub-Contract Shares credited to Hyundai would only be issued to Hyundai if, after giving effect to their issuance and the Funding Shares (as defined below), Hyundai would own fifty percent (50%) or less of the outstanding shares of the Company's Common Stock. Any Sub-Contract Shares credited to Hyundai but not issued because of the fifty percent (50%) limitation set forth in the preceding proviso, would be promptly issued to Hyundai as the Company's outstanding shares of Common Stock increase so that, to the extent credited to Hyundai, Hyundai shall retain its fifty percent (50%) ownership interest of the Company's Common Stock.

     o The provision by Hyundai to the Company of up to $1.2 million (the "Repurchase Funding") in order for the Company to repurchase its outstanding Senior Secured Convertible Debentures issued in January 2006. Under the terms of the Repurchase Funding, the Company would issue 4.8 million shares of Common Stock (the "Funding Shares") to Hyundai in consideration for its provision of the Repurchase Funding.

     The consummation of the Transactions is contingent upon, among other things, the execution of definitive agreements, the Company obtaining waivers from the holders of its outstanding warrants and convertible debentures with respect to any anti-dilution rights contained therein that might otherwise be triggered as a result of the transaction. The Company is also required to obtain the consent of the holders of the convertible debentures to its proposed repurchase of such securities and release of the lien previously granted as security for payment.

     The MOU calls for the parties to enter into an escrow agreement as soon as practicable, but in no event later than December 22, 2006. At such time the MOU calls for the Company to place the Funding Shares in escrow. The MOU further calls for the Repurchase Funding to be placed in escrow, and for the Funding Shares and the Repurchase Funding proceeds to then be distributed, upon the Company obtaining the waivers and consents discussed above.

     The MOU also contemplates that the parties would enter into a registration rights agreement as of the consummation of the Transactions, and that the Company would register the resale of the Funding Shares as soon as practicable following the closing.

     The foregoing description is qualified in its entirety by the MOU, a copy of which has been filed as Exhibit 99.1 hereto.


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ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements.

None.

(b) Pro Forma Financial Information.

None.

(c) Exhibits.

99.1 Memorandum of Understanding, dated as of December 7, 2006, by and between the Company and Hyundai Syscomm Corp.


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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.


Date: December [8], 2006               ELECTRONIC CONTROL SECURITY INC.

                                   By: /s/ Arthur Barchenko
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                                       Arthur Barchenko, Chief Executive Officer